CONFIDENTIAL AGREEMENT AND GENERAL RELEASE

                This Confidential Agreement and General Release (“Agreement”) is entered into by and between United States Cellular Corporation and its subsidiaries, partnerships, affiliates, business units and related entities (“the Company”) and Alan D. Ferber (“Mr. Ferber”).

                WHEREAS, the Company is in the business of providing cellular telephone, personal  communication, internet and other communication and data services to its customers;

                WHEREAS, Mr. Ferber was an employee of the Company and held the position of Executive Vice President, Chief Strategy and Brand Officer;

                WHEREAS, Mr. Ferber ceased working for the Company at the end of the day on July 1, 2012;

                NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the adequacy and receipt of which the parties expressly acknowledge, Mr. Ferber and the Company agree as follows:

1.                  Employment Period and Responsibilities.   The Company employed Mr. Ferber until the end of the day on July 1, 2012 (the “Separation Date”).

2.                  Performance Standards.  Through the Separation Date, Mr. Ferber agreed to transition his responsibilities and make himself available for any assignments that senior leadership of the Company requested.

3.                  Base Salary.  The Company will continue to pay Mr. Ferber his current annual base salary in accordance with the Company’s regular payroll practices through the Separation Date.

4.                  Employment Benefits.  Except as otherwise provided herein, the Company maintained all of Mr. Ferber’s Company employment benefits until the Separation Date when they ceased in accordance with the terms of the respective benefit plans.  Mr. Ferber will be provided an opportunity to continue coverage for himself and qualifying dependents, if any, under the Company's group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act ("COBRA").  As soon as administratively practicable following the Separation Date, Mr. Ferber will be paid for unused but accrued vacation days, if any.  Mr. Ferber shall continue to receive cell phone service at the Company/employee rate for the current number of phones under his existing family plan through the period ending December 31, 2013.  Other than as detailed specifically in this document, or as provided under the terms of any pension, benefit, stock or option plan, Mr. Ferber will not be eligible for any other compensation, benefits, or payments from the Company.

5.                  Discretionary Pay.  Provided that Mr. Ferber has executed and not revoked the general release and covenant not to sue described in Paragraphs 13, 14, 15 and 16 below, and complied with the other obligations set forth in this Agreement, the Company will pay him, as discretionary pay, the gross amount of $900,000.00 (the “Discretionary Pay Amount”), less applicable deductions.  The Discretionary Pay Amount equals the aggregate of (i) a severance payment in the amount of $735,000.00; (ii) the approximate cost to Mr. Ferber of twelve (12) months of healthcare coverage under the Company’s group health plan under COBRA; and (iii) 50% of Mr. Ferber’s target incentive pay under the Company’s 2012 Executive Officer Annual Incentive Plan.  The Discretionary Pay Amount less applicable deductions will be paid to Mr. Ferber in accordance with the following schedule: (i) one-third within thirty (30) days following the effective date of this Agreement; (ii) one-third on December 21, 2012; and (iii) one-third on December 20, 2013.

6.                  Outplacement.  The Company will pay the cost of outplacement services to be provided to Mr. Ferber by a mutually agreed upon firm during the period ending December 31, 2013; provided that at such earlier date as Mr. Ferber becomes a full time employee or another employer, this benefit shall cease and not be subject to any revival.  Should Mr. Ferber decide not to use an outplacement service, or to use an outplacement service for a period less than the maximum period set forth herein, he will not be entitled to cash compensation in lieu thereof.

7.                  Return of Company Property.  Mr. Ferber has returned to the Company all of the Company’s information and property in his possession.  Mr. Ferber hereby represents to the Company that, to his knowledge, after making a diligent search, he maintains no Company information or property on his home personal computer, personal laptop (if any), personal email accounts or otherwise.  This information and property includes, but is not limited to, the Company’s mailing lists, reports, files, memoranda, records, computer hardware, software, credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which he received or prepared or helped prepare in connection with his employment with the Company.  Mr. Ferber further agrees that he will not retain any copies, duplicates, reproductions or excerpts of this information or property and that if he later discovers any of the foregoing, he will promptly notify the Company and destroy same.

8.                  Resignation From Offices and Committees.  Effective as of the end of the day on July 1, 2012, Mr. Ferber resigned from any and all offices, committee memberships and other positions he held with the Company.

9.                  Cooperation.  Mr. Ferber agrees to cooperate with the Company regarding any pending or subsequently filed litigation, proceeding, claim or other disputed item involving the Company that relates to the matters within his knowledge or responsibility during his employment.  In addition, commencing on the Separation Date and continuing until December 31, 2013, Mr. Ferber agrees to be available for up to 2 (two) hours per week, for a maximum of 40 hours, to confer with and assist Company personnel in evaluating Amdocs Limited’s performance under that certain Master Service Agreement dated August 12, 2010, as amended from time to time and the various other agreements with Amdocs related thereto, and Amdocs’ compliance with respect thereto. Notwithstanding the foregoing, such cooperation, conferral or assistance by Mr. Ferber will (i) be subject to the mutually convenient standard set forth below; and (ii) not be required if a conflict of interest exists between the Company and Mr. Ferber, or he is precluded by law or legal order from cooperating or conferring with or assisting the Company; provided, however, that until December 31, 2013, excluding acceptance of offers of employment or acceptance of consulting engagements, all consistent with Paragraph 12(b), Mr. Ferber will refrain from any action or inaction that could create a conflict of interest that would preclude him from cooperating or conferring with or assisting the Company in connection with Amdocs.  Without limiting the foregoing, he agrees (i) to meet with the Company’s representatives, its counsel or other designees at mutually convenient times and places, including via phone, with respect to any items within the scope of this paragraph; (ii) to provide truthful testimony before any court, agency or other legal authority; and (iii) to notify the Company when permitted to do so by law within three (3) business days if he is contacted by any adverse party or legal authority or by any representative of an adverse party or legal authority.  Should it become necessary to meet with the Company’s representatives, its counsel or other designees, Mr. Ferber will receive reimbursement for actual lost wages and actual expenses that are reasonable and customary under the Company’s expense policies and its by-laws relating to indemnification.  Such reimbursement shall occur as soon as administratively practicable following the date such expenses or lost wages are incurred (subject to his request for reimbursement in accordance with the Company’s expense policies).  In no event, however, shall such reimbursement occur later than the last day of the calendar year following the calendar year during which the expenses or lost wages are incurred.  The reimbursement of expenses or lost wages in one calendar year shall not affect the amounts eligible for reimbursement in any other calendar year.

10.              Non-Disclosure and Use of Confidential Information.  The Company’s employment of Mr. Ferber has resulted in his exposure and access to confidential and proprietary information including, but not limited to, the Company’s business strategies, designs, ideas, management, administration and financial systems, computer software, client lists, financial information, technology, and personal information about the Company’s owners, members, directors, officers, employees and agents (collectively “non-public business information”) which Mr. Ferber did not have access to prior to his employment with the Company and which information is of great value to the Company and their owners, members, directors, officers, and employees.  Mr. Ferber agrees that he will continue to hold any and all non-public business information in strict confidence and shall not, other than on the Company’s behalf, make available, divulge, disclose, or communicate in any manner whatsoever to anyone including, but not limited to, any person, firm, corporation, member of the media, or entity, any such non-public business information, or use any non-public business information for any purpose, unless such information has become publicly available other than by reason of a breach by Mr. Ferber of this paragraph or of another individual’s or entity’s violation of an obligation not to disclose such information.  Mr. Ferber further agrees not to discuss this Agreement or any of its terms with anyone, or to comment upon this Agreement or any of its terms to anyone, or to provide a copy of the Agreement to anyone, other than his attorneys, accountants, tax advisors, financial advisors, recruiters, prospective employers and domestic partner, unless called on by a court order or subpoena to do so or required by law; and if so called on will give immediate notice of such order or subpoena to the Company to the attention of Jeff Childs, 8410 W. Bryn Mawr, Chicago, IL  60631.  Notwithstanding the foregoing, Mr. Ferber may disclose to anyone the existence of the Agreement and the fact that it has been filed with the Securities and Exchange Commission.  Mr. Ferber acknowledges and agrees that the Company is required to disclose his separation and the terms of this Agreement, including the filing of a copy of this Agreement, pursuant to requirements of the Securities and Exchange Commission, the New York Stock Exchange and/or other laws, rules or regulations.  Mr. Ferber agrees that any violation of this paragraph shall constitute a material breach of this Agreement.  For the avoidance of doubt, non-public business information does not include Mr. Ferber’s general knowledge, skill, and experience in the industry.  Nothing herein shall restrict in any way any disclosure by the Company or Mr. Ferber pursuant to any laws, rules or regulations.

11.              Communications.  Mr. Ferber agrees that from and after June 21, 2012, he has not and will not directly or indirectly make any disparaging communication, or release any information or encourage others to make any communication or release any information, that is designed to embarrass or disparage the Company or the Company’s policies or practices to any person, including the Company’s investors, customers, vendors, competitors, associates or employees, former associates or employees, potential associates or employees or the press or other media in any country, provided, that it will not be a violation of this paragraph for him to make truthful statements when required by legal process to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with the jurisdiction to order Mr. Ferber or his agents to divulge, disclose or make accessible such information.  Similarly, the Chairman, the President and each Executive Vice President and Senior Vice President of the Company shall comply with the same restrictions regarding disparagement of Mr. Ferber.  Further, the Company agrees that it will respond to reference requests about Mr. Ferber by providing only a mutually agreed upon reference letter from Jeffrey Childs, attached hereto as Exhibit A. All persons seeking such references must be directed to Jeff Childs, 8410 W. Bryn Mawr, Chicago, IL  60631.  Mr. Ferber will not engage in any contact with any media with respect to any Released Party, the Company’s policies or practices or facts and circumstances giving rise to this Agreement without the prior written consent of the Company.  However, so long as Mr. Ferber does not disparage the Company, nothing in this Agreement precludes Mr. Ferber from discussing his prior experience, his accomplishments and his future plans with any person, including the media.  Mr. Ferber and the Company agree that any violation of this paragraph shall constitute a material breach of this Agreement.

12.              Covenants.

                (a)           General.  Mr. Ferber and the Company understand and agree that the purpose of the provisions of this Paragraph 12 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon Mr. Ferber’s right to work, earn a living, or acquire and possess property from the fruits of his labor.  Mr. Ferber hereby acknowledges that the post-employment restrictions set forth in this Paragraph 12 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the resignation of his employment with the Company.  Therefore, subject to the limitations of reasonableness imposed by law upon restrictions set forth herein, Mr. Ferber shall be subject to the restrictions set forth in this Paragraph 12.

                (b)           Non-Competition.  Mr. Ferber shall not work, directly or indirectly, for (i) Amdocs Limited, its subsidiaries, affiliates, or business units through the period ending December 31, 2013, or (ii) any entity which is a wireless service carrier that operated, as of the Separation Date, in any market within the continental United States in which the Company operated as of the Separation Date, through the period ending September 30, 2013.  For purposes of the foregoing, "wireless service carrier" includes any wireless carrier holding a license granted by the Federal Communications Commission, as well as any reseller or MVNO, but excludes Iridium, Sirius or any satellite based provider of wireless communication services.  “Work for” includes, whether paid or unpaid, as an employee, officer, director, consultant or advisor, including any of the foregoing for a contractor or consultant to Amdocs where the services provided by Mr. Ferber will be in support of Amdocs.

                (c)           Non-solicitation of Protected Employees.  Mr. Ferber agrees that during the two-year period ending July 1, 2014, he shall not directly or indirectly on his own behalf, or on behalf of someone else, solicit any associate or employee of the Company, TDS or a direct or indirect subsidiary of the Company or TDS, at or above the manager level, to terminate his/her employment with the Company, TDS or such subsidiary.

                (d)            Breach of Agreement.  Any failure by Mr. Ferber to cooperate as required by Paragraph 9, any violation by Mr. Ferber of the noncompetition, confidentiality or nonsolicitation provisions specified in Paragraphs 10 and 12, any failure by Mr. Ferber to comply with the communications requirements of Paragraph 11 or any failure by Mr. Ferber to comply with the covenants not to sue and other covenants in Paragraphs 13 and 14 shall be deemed a material breach of the Agreement and the Company shall be entitled to cease providing Mr. Ferber with the payments specified in Paragraph 5 and the outplacement services specified in Paragraph 6, and seek recovery of some or all of such amounts paid under Paragraphs 5 and 6 prior to such breach.

                (e)           Acknowledgements and Authorizations.  Mr. Ferber acknowledges that the covenants in Paragraph 12 have a unique, very substantial and immeasurable value to the Company.  Mr. Ferber recognizes, acknowledges and agrees that the business of the Company is, and is expected to be, conducted throughout the United States and that the geographical limitations in the non-competition covenant set forth in Paragraph 12(b) are therefore appropriate.  Mr. Ferber further acknowledges and agrees that the covenant not to compete set forth in Paragraph 12(b) and its geographic coverage and duration of time are reasonable in scope.  Mr. Ferber hereby authorizes the Company to notify his actual or prospective future employers of the terms of this Paragraph 12 and his responsibilities hereunder.

                (f)            Injunctive Relief.   Without limiting the rights of the Company to pursue and obtain any other legal and/or equitable remedy available to it for any breach by Mr. Ferber of the covenants contained in Paragraphs 10, 11 or 12, Mr. Ferber further acknowledges that a breach of those covenants would cause a loss to the Company which could not reasonably or adequately be compensated in damages in an action at law, that remedies other than injunctive relief could not fully compensate the Company for a breach of those covenants and that, accordingly, the Company shall be entitled to injunctive relief to prevent or stop any breach or continuing breaches of Mr. Ferber’s covenants set forth in Paragraphs 10, 11 or 12.  Mr. Ferber and the Company intend that if, in any action before any Court empowered to enforce those covenants, the Court finds any term, restriction, covenant or promise to be unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the minimum extent necessary to make it enforceable by such Court.

13.              General Release and Covenant Not to Sue.

(a)           The Company acknowledges and agrees that Mr. Ferber’s separation from service was not for performance.  In consideration of the payments and benefits provided and actions taken by the Company as set forth in this Agreement, Mr. Ferber knowingly and voluntarily agrees not to sue, waives and releases forever whatever claims he may have against the Company as of the date of this Agreement, including its or their respective officers, directors, partners, shareholders, employees, associates, agents, attorneys and representatives (collectively referred to as the “Released Parties”), including but not limited to: claims based upon or relating to his hire by the Company; any aspect of the work he performed; any aspect of his employment relationship with the Company, including his compensation; any oral or written agreements regarding his employment relationship with the Company; or the separation of his employment or the facts relating to or surrounding any aspect of that separation, except for any claims that he may have under the Agreement.  This release and waiver includes, without limitation, any claims he may have, whether known or unknown, in connection with any rights under federal, state or local law, including, but not limited to, claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference.  This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, state fair employment, human rights and/or civil rights laws, and all other federal, state and local labor and anti-discrimination laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees, but shall exclude Mr. Ferber’s rights to enforce this Agreement, his rights to vested benefits, if any, to which he is legally entitled, or his rights to be indemnified by the Company with respect to his activity prior to the Separation Date.

(b)           Mr. Ferber’s signature below constitutes his representation and warranty that he has not suffered an on the job or occupational injury or incurred any wage or overtime claims, including without limitation, any claims pursuant to the Fair Labor Standards Act, that could be asserted against any Released Party.  Moreover, Mr. Ferber expressly waives his right to recovery of any type, including damages, reinstatement or attorneys’ fees, in any administrative or court action, whether federal, state, local or whether brought by him or on his behalf, related to any of the matters actually released herein.  He also waives and releases any right to become, and promises not to consent to become, a member of any class or collective action in a case in which claims are asserted against any Released Party.  If Mr. Ferber is made a member of a class or collective action in any proceeding without his prior knowledge or consent, he agrees to opt out of the class or collective action at the first opportunity.

(c)           Mr. Ferber acknowledges and agrees that the payments and benefits set forth in this Agreement shall be in lieu of any other severance benefits that may be payable to him upon his termination of employment with the Company.  In consideration for such payments and benefits, Mr. Ferber hereby waives any severance benefits to which he otherwise might be entitled.

14.              Resolution of All Claims.  Mr. Ferber covenants and agrees that, except as may be compelled by law, he will not raise or in any way pursue any claims which are being released and discharged in this Agreement in any forum of any kind, including, without limitation, the federal, state or local courts, or federal, state or local agencies or offices of any kind, be they administrative, regulatory, judicial, quasi-judicial, or otherwise.

15.              Acknowledgment of Sufficient Time to Consider this Agreement and to Consult With a Lawyer.  Mr. Ferber expressly acknowledges that he has been informed that he may consult with a lawyer of his choice, that he has consulted with his lawyer and that he has had sufficient time to consult with his lawyer prior to executing this Agreement.  Mr. Ferber acknowledges that he is not waiving rights or claims that may arise after the date this Agreement is executed.  Mr. Ferber further acknowledges that he has been informed that he is entitled to a period of at least twenty-one (21) days within which to consider this Agreement, but that he may execute this Agreement at any time prior to the expiration of the 21-day period.  Mr. Ferber further acknowledges that if he does not execute this Agreement on or before August 8, 2012, this Agreement shall be null and of no effect.

16.                Revocation Right and Effective Date.  Within seven (7) days following the date of Mr. Ferber’s execution of this Agreement, Mr. Ferber shall have the right to revoke this Agreement by serving within such 7-day period written notice of his revocation upon Jeffrey Childs, Executive Vice President and Chief Human Resources Officer, United States Cellular Corporation, 8410 West Bryn Mawr Avenue, Chicago, IL  60631.  If Mr. Ferber does not revoke this Agreement during this seven (7) day period, this Agreement shall become effective on the eighth day after the date of Mr. Ferber’s execution of this Agreement and Mr. Ferber shall have no further right to revoke this Agreement.

17.              Knowing and Voluntary Release.  Mr. Ferber acknowledges that in releasing and waiving any claims and rights that he has or may have against the Released Parties, including those under the Age Discrimination in Employment Act, he does so knowingly and voluntarily, after the opportunity to consult with legal counsel, in exchange for consideration in addition to anything of value to which he already is entitled.

18.              Notices.  All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served personally on the party for whom intended or by being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown below for each such party or such other address as that party may designate in writing hereafter

(a)	If to the Company:	(b)	If to Mr. Ferber:

	Jeffrey Childs		Alan D. Ferber
	Executive Vice President and Chief		1172 Oxford Road
	Human Resources Officer		Deerfield, IL 60015
United States Cellular Corporation
8410 West Bryn Mawr Avenue
Chicago, IL 60631

With a copy which shall not
constitute notice to:

Stephen P. Fitzell
Sidley Austin LLP
1 South Dearbom St.
Chicago, IL 60603

19.              Non-admission.  Nothing herein shall be deemed to constitute an admission of wrongdoing by Mr. Ferber, the Company or any of the other Released Parties.  Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

20.              Waiver.  The Company’s future waiver of a breach by Mr. Ferber of any provision of this Agreement or failure to enforce any such provision with respect to him shall not operate or be construed as a waiver of any subsequent breach by Mr. Ferber of any such provision or of the Company’s right to enforce any such provision with respect to Mr. Ferber.  No act or omission of the Company shall constitute a waiver of any of its rights hereunder except for a written waiver signed by the Company’s Chairman.

21.              Section 409A of the Internal Revenue Code.  All payments and benefits under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) to the maximum extent possible.  To the extent such a payment or benefit is subject to the requirements of Section 409A, such payment or benefit is intended to comply with such requirements to the maximum extent possible.  This Agreement shall be interpreted and construed in accordance with such intent.  Each payment or benefit provided for under this Agreement shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2).  Notwithstanding the foregoing, no particular tax result with respect to any income recognized in connection with the Agreement is guaranteed, and Mr. Ferber solely shall be responsible for any taxes, penalties or interest imposed on Mr. Ferber in connection with this Agreement (including under Section 409A).

22.              Entire Agreement/Ratification.   The terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto whether written or oral, with the exception of any other agreements concerning confidentiality, trade secrets, non-solicitation or non-competition, all of which shall remain in full force and effect, and are hereby confirmed and ratified.  Mr. Ferber represents that in executing this Agreement, he has not relied upon any representation or statement not set forth herein.  No amendment or modification of this Agreement shall be valid or binding upon the parties unless in writing and signed by both parties.

23.              Governing Law.

                (a)           This Agreement shall be construed in accordance with, and governed by, the internal Laws of the State of Illinois without giving effect to principles of conflicts of law.  Each party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in the United States District Court for the Northern District of Illinois or the courts of the State of Illinois (the “Chosen Courts”) and (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts for purposes of any such action or proceeding, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice, including the original or a copy of such process, is given and receipt thereof evidenced in accordance with Paragraph 18.

                (b)           The parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

MR. FERBER AND THE COMPANY EXPRESSLY STATE THAT THEY HAVE READ THIS AGREEMENT AND GENERAL RELEASE, THAT THEY UNDERSTAND EACH OF ITS TERMS, AND THAT THEY HAVE ENTERED INTO IT VOLUNTARILY AND INTEND TO BE BOUND THEREBY.

ALAN D. FERBER		UNITED STATES CELLULAR CORPORATION

By:	/s/ Alan D. Ferber	By:	/s/ Jeffrey J. Childs
Alan D. Ferber

Dated:	July 19, 2012	Dated:	July 18, 2012